Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES OCTOBER CASH DISTRIBUTION

DALLAS, Texas, October 19, 2021 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.022354 per unit, payable on November 15, 2021, to unit holders of record on October 29, 2021.

This month’s distribution decreased slightly from the previous month as the result of a slight decrease in the pricing for oil and gas for the Texas Royalty Properties during the month of August. Currently, only the Texas Royalty Properties are contributing to the monthly distribution.

Since the Waddell Ranch is in current deficit for the foreseeable future, any increase or decrease of the distribution by revenues received, will only be reflective of the activity of the Texas Royalty Properties. The activity of the Waddell Ranch will be discussed with the following narrative until it contributes back to the distribution. This reflects the production month of August.

WADDELL RANCH

In reporting August production of the Underlying Properties for this month’s press release, production for oil volumes was 108,522 bbls (gross) and was priced at about $66.66 per bbl. Production for gas volumes (including gas liquids) was 257,857 mcf (gross) and was priced at about $3.44 per mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $8,506,010 (gross) for August. Lease Operating Expenses were $2,320,259 (gross) and Capital Expenditures were $6,019,731 (gross) for August. This would put the Trust’s proceeds as a positive $124,515 (net) for the month of August, leaving an excess cost deficit cumulative of $18.1 million (net).

There have been a lot of questions and requests for clarification of the activity of the 2021 budget regarding the Waddell Ranch. The Trustee would like to simplify the understanding of the impact of that activity on the unitholders of the Trust. First, Blackbeard is the majority operator the Waddell Ranch. They have approximately 51% ownership while other partners have the remaining 49% of working interest ownership. Of Blackbeard’s 51% ownership, it is burden by the Trust’s net profit interest (NPI) of 75% of Blackbeard’s ownership, resulting in the Trust’s net ownership of approximately 38% in the certain properties in the Waddell Ranch. So, when the Gross Budget are numbers are discussed they are speaking of the entire project. However, for the relevancy to the unitholder’s understanding, only the numbers net to the Trust will be presented going forward.

The original 2021 budget for Waddell Ranch, net to the Trust, was conservatively projected to be $32.5 million, with approximately 34.1 new drill wells, 9 recompletions and 32.6 plug and abandonments for the year. However, Blackbeard, after reviewing the various potential of the Waddell Ranch, has increased the 2021 budget to $51 million for the year, with 32.25 drill wells and 52.5 recompletions on properties relating to the Trust’s ownership, along with the projected 32.6 plugged and abandonment wells. In their view, there was lot of potential production behind pipe and the recompletions program would be very cost effective. As of October reporting, approximately $39.4 million has been spent along this new budget.

Resulting producing well count relating to activity on the Waddell Ranch properties (net to the Trust) through the month of August reflects 32.3 recompletion wells that are producing and with first sales. New producing drill well count (net to the Trust) through the month of August were 15.4 new drill wells that are producing and with first sales. As of August, there are 16.9 new drill wells waiting on completion along with 25.6 recompletions that are in progress, all net to the Trust.

As of the end of August, approximately $28.8 million of revenue has been generated by the 2020-2021 budgeted projects.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 17,941 of oil and 9,871 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 15,927 barrels of oil and 8,757 of gas. The average price for oil was $66.39 per bbl and for gas was $8.01 per Mcf. This would primarily reflect production and pricing for the month of August for oil and the month of July for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,270,201. Deducted from these were taxes of $130,650 resulting in a Net Profit of $1,139,551 for the month of August. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,082,574 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	108,522	257,857	81,392	193,393*	$66.66	$3.44**
Texas Royalties	17,941	9,871	15,927	8,757*	$66.39	$8.01**
Prior Month
Waddell Ranch	102,735	249,359	77,051	187,019*	$71.32	$3.45**
Texas Royalties	17,690	11,870	15,772	10,570*	$71.11	$8.09**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $41,079 resulting in a distribution of $1,041,927                to 46,608,796 units outstanding, or $0.022354 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary are now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839